UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

☒   Filed by the Registrant   ☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TOUGHBUILT INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TOUGHBUILT INDUSTRIES, INC.

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

(949) 528-3100

www.toughbuilt.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

March 4, 2022

Dear Stockholder:

We are pleased to invite you to attend a Special Meeting of Stockholders (the “Special Meeting”), of ToughBuilt Industries, Inc., a Nevada corporation (“ToughBuilt” or the “Company”), to be held at 1:00 p.m., Pacific Time, on April 1, 2022 for the following purpose:

1.	Reverse Stock Split: to approve an amendment to our Articles of Incorporation, as amended (the “Charter”), to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-100 and 1-for-200, at any time prior to December 31, 2022, the implementation and timing of which shall be subject to the discretion of our Board of Directors (“Board”).

You will be able to attend the Special Meeting, vote and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/TBLT2022SM. You will need the 16-digit control number provided on the proxy card. You will not be able to attend the Special Meeting in person. We are pleased to utilize the virtual stockholder meeting technology to (i) provide ready access and cost savings for our stockholders and the Company, and (ii) to promote social distancing pursuant to guidance provided by the U.S. Centers for Disease Control due to COVID-19. The virtual meeting format allows attendance from any location in the world.

Details regarding admission to the Special Meeting and the business to be conducted are more fully described in the accompanying Notice of 2022 Special Meeting of Stockholders, (the “Notice”), and 2022 Special Meeting Proxy Statement (the “Proxy Statement”).

Your vote is important! Whether or not you plan to virtually attend the Special Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice and Proxy Statement.

If you have any questions with respect to voting, please call our Chief Financial Officer, Martin Galstyan, at (949) 528-3100.

Sincerely,

/s/ Michael Panosian
Michael Panosian
Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on April 1, 2022.

Electronic copies of the Notice of Stockholder Special Meeting, our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) are available online at www.proxyvote.com.

THIS PROXY STATEMENT AND ENCLOSED PROXY CARD ARE
FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT March 4, 2022.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders:

You are invited to attend ToughBuilt Industries, Inc.’s Special Meeting. At the Special Meeting, stockholders will vote on the following sole proposal:

1.	Reverse Stock Split: to approve an amendment to our Articles of Incorporation, as amended (the “Charter”), to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-100 and 1-for-200, at any time prior to December 31, 2022, the implementation and timing of which shall be subject to the discretion of our Board of Directors (“Board”).

Stockholders also will transact any other business that may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

MEETING INFORMATION

Meeting Date:	Friday, April 1, 2022
Time:	1:00 p.m. Pacific Time
Location:	Virtually, via the Internet www.virtualshareholdermeeting.com/TBLT2022SM
Record Date:	You can vote if you were a stockholder of record on February 15, 2022.

Your vote matters! Whether or not you plan to virtually attend the Special Meeting, please ensure that your shares are represented by voting, signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

/s/ Martin Galstyan

Martin Galstyan

Chief Financial Officer

March 4, 2022

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. This Proxy Statement and the proxy card are being mailed to our stockholders on or about March 4, 2022. This Proxy Statement is available to holders of our common stock at www.proxyvote.com.

SUMMARY INFORMATION

To assist you in reviewing this meeting’s sole proposal, we call your attention to the following proxy summary. This is only a summary; please review this Proxy Statement in full.

Summary of Stockholder Voting Matters

Sole Proposal:	For More Information See	Board of Directors Recommendation

1. Reverse Stock Split: to approve an amendment to our Charter to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-100 and 1-for-200, at any time prior to December 31, 2022, the implementation and timing of which shall be subject to the discretion of our Board.	Page 9	✓ FOR

Proxy Statement

This Proxy Statement, with the enclosed proxy card, is being mailed to stockholders of ToughBuilt Industries, Inc. in connection with the solicitation by our Board of proxies to be voted at our Special Meeting and at any postponements or adjournments thereof. The Special Meeting will be held on April 1, 2022, at 1:00 p.m., Pacific Time.

You will be able to attend the Special Meeting, vote and submit your questions during the Special Meeting by www.virtualshareholdermeeting.com/TBLT2022SM. You will need the 16-digit control number provided on the proxy card. You will not be able to attend the Special Meeting in person. We are pleased to utilize the virtual stockholder meeting technology to (i) provide ready access and cost savings for our stockholders and the Company, and (ii) to promote social distancing pursuant to guidance provided by the U.S. Centers for Disease Control due to COVID-19. The virtual meeting format allows attendance from any location in the world.

This Proxy Statement and the enclosed proxy card are first being mailed to our stockholders on or about March 4, 2022.

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GENERAL INFORMATION ABOUT THE MEETING

PROXY SOLICITATION

The Company is soliciting your vote on matters that will be presented at the Special Meeting and at any adjournment or postponement thereof. This Proxy Statement contains information on these matters to assist you in voting your shares.

This Proxy Statement and the proxy card are being mailed to our stockholders on or about March 4, 2022. This Proxy Statement is available to holders of our securities entitled to vote at the meeting at www.proxyvote.com. This Proxy Statement is also available free of charge on www.sec.gov.

The Company has retained Kingsdale Advisors to assist with the solicitation of proxies for a project management. If you have any questions or need any assistance with voting, please contact Kingsdale Advisors by telephone at 1-888-518-1557 or email at contactus@kingsdaleadvisors.com. Callers from outside of North America can call collect by dialing 416-867-2272.

STOCKHOLDERS ENTITLED TO VOTE

All stockholders of record of our common stock, our Series E Non-Convertible Preferred Stock (“Series E Preferred Stock”), Series F Convertible Preferred Stock (“Series F Preferred Stock”), and Series G Convertible Preferred Stock (the “Series G Preferred Stock”) at the close of business on February 15, 2022 (the “Record Date”), are entitled to receive the Notice and to vote their shares at the Special Meeting.

As of the Record Date, 129,300,090 shares of our common stock, nine shares of Series E Preferred Stock, 2,500 shares of our Series F Preferred Stock, and 2,500 shares of Series G Preferred Stock were outstanding. Each share of common stock is entitled to one vote on the sole proposal. The Series E Preferred Stock is entitled to an aggregate of 3,602,466 votes on the sole proposal. The Series F Preferred Stock is entitled to 3,998 votes per share on the sole proposal, or an aggregate of 9,995,000 votes. The Series G Preferred Stock is entitled to 500,000 votes per share on the sole proposal, or an aggregate of 1,250,000,000 votes; provided, however, that such votes must be counted by the Company in the same proportion as the aggregate shares of common stock voted on the sole proposal. Except as set forth in the Certificates of Designation governing the Series F Preferred Stock and Series G Preferred Stock, the Series F Preferred Stock and Series G Preferred Stock are not entitled to vote on any other matter.

VOTING METHODS

You may vote at the Special Meeting by delivering a proxy card in person or you may cast your vote in any of the following ways:

MAIL	INTERNET	PHONE	ONLINE AT THE MEETING
Mailing your signed proxy card or voter instruction card.	Using the Internet at www.proxyvote.com.	Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903.	You can vote at the meeting at www.virtualshareholdermeeting.com/TBLT2022SM.

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HOW YOUR SHARES WILL BE VOTED

In each case, your shares will be voted as you instruct. If you return a signed card, but do not provide voting instructions, your shares will be voted FOR the sole proposal. If you are the record holder of your shares, you may revoke or change your vote any time before the proxy is exercised. To do so, you must do one of the following:

•	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not revoke or change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on March 31, 2022.

•	Sign a new proxy card and submit it by mail, which must be received no later than March 31, 2022. Only your latest dated proxy card will be counted.

•	Virtually attend the Special Meeting at www.virtualshareholdermeeting.com/TBLT2022SM. Virtually attending the Special Meeting will not by itself revoke a previously granted proxy.

•	Give our Chief Financial Officer written notice before or at the meeting that you want to revoke your proxy.

Even if you plan to attend the Special Meeting, please vote as promptly as possible using one of the voting methods above. Make sure you have your proxy/voting instruction card in hand and follow the instructions. No matter how you decide to vote, your vote must be received before the polls are closed during the Special Meeting in order to be counted.

If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to attend the Special Meeting.

A complete list of such stockholders will be available for examination by the stockholders during the Special Meeting via the meeting platform. The Special Meeting may be adjourned from time to time without notice other than by announcement at the Special Meeting; provided, however, if the adjournment is for more than sixty (60) days after the date of the Special Meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting is required to be given to each stockholder.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed return envelope. You may also vote electronically via the internet or by telephone. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation. Each proxy granted may be revoked by the stockholder appointing such proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy should be signed and returned to ensure that all of your shares will be voted.

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BROKER VOTING AND VOTES REQUIRED FOR The sole PROPOSAL

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available or by following their instructions for voting on the Internet.

The following table summarizes how abstentions are treated with respect to our sole proposal:

Proposal	Votes Required	Treatment of Abstentions	Routine or Non- Routine Matter	Treatment of Broker Non-Votes

Proposal 1. Reverse Stock Split: to approve an amendment to the Charter, to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-100 and 1-for-200, at any time prior to December 31, 2022, the implementation and timing of which shall be subject to the discretion of our Board.	Affirmative vote of the majority of voting power of the outstanding shares of capital stock entitled to vote.	Abstentions will be treated as a vote “against” such proposal.	Non-routine	Broker non-votes will be taken into account in determining whether a quorum is present but not in determining the outcome of the proposal.

Proposal 1: Reverse Stock Split.

The approval of the amendment to the Charter to effect a reverse stock split requires the affirmative votes of a majority of the combined voting power of the outstanding shares of common stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the proposal.

Shares Entitled to Vote

As of the Record Date, 129,300,090 shares of our common stock, nine shares of Series E Preferred Stock, 2,500 shares of our Series F Preferred Stock, and 2,500 shares of Series G Preferred Stock were outstanding. Each share of common stock is entitled to one vote on the sole proposal. The Series E Preferred Stock is entitled to an aggregate of 3,602,466 votes on the sole proposal. The Series F Preferred Stock is entitled to an aggregate of 9,995,000 votes on the sole proposal. The Series G Preferred Stock is entitled to an aggregate of 1,250,000,000 votes on the sole proposal; provided, however, that such votes must be counted by the Company in the same proportion as the aggregate shares of common stock voted on the sole proposal. As an example, if the holders of 50.5% of the outstanding common stock are voted at the meeting in favor of the sole proposal, the Company can count 50.5% of the votes cast by the holders of Series G Preferred Stock as votes in favor of the sole proposal.

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Except as set forth in the Certificates of Designation governing the Series F Preferred Stock and Series G Preferred Stock, the Series F Preferred Stock and Series G Preferred Stock are not entitled to vote on any other matter.

Broker Voting

If your shares are held by your broker, bank or other holder of record as a nominee or agent (i.e., the shares are held in “street name”), you should follow the instructions provided by your broker, bank or other holder of record.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals. Broker non-votes are not counted in tabulating the voting result for any particular proposal and shares that constitute broker non-votes are not considered entitled to vote.

The vote on the Reverse Split is considered “non-routine.” Accordingly, a broker may not vote on this sole proposal without instructions from its customer, and broker “non-votes” may occur with respect to such proposal.

Abstentions are counted as “shares present” at the Special Meeting for purposes of determining the presence of a quorum but are not counted in the calculation of the vote.

Votes at the Special Meeting will be tabulated by one or more inspectors of election appointed by the Chief Executive Officer.

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GENERAL INFORMATION ABOUT THE MEETING

Quorum

The presence, in person or by proxy, of at least a majority of the issued and outstanding shares of common stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, in the aggregate, entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies that contain an abstention and “broker non-vote” shares (described below) are counted as present for purposes of determining the presence of a quorum for the Special Meeting. As of the Record Date, there were 129,300,090 shares of common stock outstanding, nine shares of Series E Preferred Stock outstanding having a total of an aggregate of 3,602,466 votes, 2,500 shares of Series F Preferred Stock outstanding having a total of an aggregate of 9,995,000 votes, and 2,500 shares of Series G Preferred Stock outstanding having a total of an aggregate of 1,250,000,000 votes. We will need over 696,448,778 (50%) to vote or attend the Special Meeting to achieve a quorum to proceed with the Special Meeting. In the event the Company is unable to achieve a quorum before or at the Special Meeting, the Board may adjourn the Special Meeting to a later time. Pursuant to Section 78.320(8) of Nevada Revised Statutes (NRS), unless otherwise provided in a Nevada corporation’s articles of incorporation or the bylaws, once a share is represented in person or by proxy for any purpose at a meeting, a share shall be deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment of the meeting unless a new record date is or must be fixed for the adjourned meeting.

Under NRS Section 78.750(2), the determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders applies to an adjournment or postponement of the meeting unless the board of directors fixes a new record date for the adjourned or postponed meeting. The board of directors must fix a new record date if the meeting is adjourned or postponed to a date more than 60 days later than the meeting date set for the original meeting.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting as specified in such proxies.

Our Amended and Restated Bylaws (the “Bylaws”) provide that, on all matters (other than the election of directors and except to the extent otherwise required by our Charter or applicable Nevada law), the affirmative vote of a majority of the shares outstanding and entitled to vote on the matter will be required for approval. Accordingly, the affirmative vote of a majority of the shares outstanding on the Record Date and entitled to vote on the matter will be required to approve the Reverse Split.

No Dissenters’ Rights

Stockholders will not be entitled to dissenters’ rights with respect to any matter to be considered at the Special Meeting.

EXPENSES AND SOLICITATION

We will bear the costs of printing and mailing proxies. In addition to soliciting stockholders by mail or through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have shares of our common stock and/or shares of our preferred stock registered in the name of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs.

Proxies may be solicited by directors, executive officers and other employees of the Company in person or by telephone or mail only for use at the Special Meeting or any adjournment thereof. The Company has retained Kingsdale Advisors to assist with the solicitation of proxies for a project management fee of $12,500, plus reimbursement for out-of-pocket expenses. All solicitation costs will be borne by the Company.

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 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of the Record Date by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock (including shares of common stock issuable upon conversion of our Series F Preferred Stock and Series G Preferred Stock), (b) each named executive officer of the Company, (c) each director of the Company, and (d) all executive officers and directors as a group.

The percentage of common stock outstanding is based on 129,300,090 shares of our common stock outstanding as of the Record Date. For purposes of the table below, and in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we deem shares of common stock subject to options that are currently exercisable or exercisable within sixty days of the Record Date to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, each of the persons or entities in this table has sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted below, the street address of each beneficial owner is c/o ToughBuilt Industries, Inc., 25371 Commercentre Drive, Suite 200, Lake Forest, CA 92630.

Name	Number of Shares Beneficially Owned		Percentage of Class (1)
Named Executive Officers and Directors
Michael Panosian, Chief Executive Officer, President and Chair of the Board	445,496	(2)	*
Martin Galstyan, Chief Financial Officer	3,033		-
Joshua Keeler, Vice President of Research and Development and Director	79,793	(3)	*
Zareh Khachatoorian, Chief Operations Officer	14,950	(4)	*
Robert Faught, Director	—		-
Linda Moossaian, Director	—		-
William Placke, Director	—		-
All Officers and Directors as a group (7 persons)	543,272		*
5% or More Stockholders
None

*Less than 1%

(1)	Percentages based on 129,300,090 shares of common stock issued and outstanding as of February 15, 2022 plus shares of common stock the person has the right to acquire within 60 days thereafter.

(2)	Includes 21,250 shares of common stock issuable upon vested options.

(3)	Includes 15,000 shares of common stock issuable upon vested options.

(4)	Includes 9,350 shares of common stock issuable upon vested options.

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Proposals

Proposal 1. Reverse Stock Split. To approve to amend the Charter to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-100 and 1-for-200, at any time prior to December 31, 2022, the implementation and timing of which shall be subject to the discretion of the board

We are seeking stockholder approval to grant the Board discretionary authority to amend the Charter to effect a reverse stock split of the issued and outstanding shares of our common stock by a ratio of any whole number between 1-for-100 and 1-for-200, at any time prior to December 31, 2022 (the “Reverse Split”). A copy of the form of amendment for the Reverse Stock Split is attached to this Proxy Statement as Appendix A.

The Reverse Split will not change the number of authorized shares of common stock or preferred stock or the relative voting power of such holders of our outstanding common stock and preferred stock. The number of authorized but unissued shares of our common stock will materially increase and will be available for reissuance by the Company. The Reverse Split, if effected, would affect all of our stockholders uniformly.

The Board unanimously approved, and recommended seeking stockholder approval of the Reverse Split, on February 15, 2022. If this Reverse Split is approved by the stockholders, the Board will have the authority, in its sole discretion, without further action by the stockholders, to effect the Reverse Split. The Board’s decision as to whether and when to effect the Reverse Split, if approved by the stockholders, will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our common stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our common stock.

A reverse stock split will also affect our outstanding stock options, restricted stock units and shares of common stock issued under our 2016 Equity Incentive Plan and 2018 Equity Incentive Plan, as well as our outstanding warrants. Under these plans and securities, the number of shares of common stock deliverable upon exercise or grant must be appropriately adjusted and appropriate adjustments must be made to the purchase price per share to reflect the Reverse Split.

The Reverse Split is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to the Board or our stockholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the Reverse Split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). The Board believes that the benefits to the Company outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect the Reverse Split.

Reasons for the Reverse Stock Split

The Board believes that effecting the Reverse Split would increase the price of our common stock which would, among other things, help us to:

•	meet certain listing requirements of the Nasdaq Capital Market;
•	appeal to a broader range of investors to generate greater interest in the Company; and
•	improve perception of our common stock as an investment security.

In order to procure the vote necessary to effect the Reverse Split, on February 15, 2022 we closed a preferred stock financing, in which we issued 2,500 shares of Series F Preferred Stock, with an aggregate stated value of $2,500,000, and 2,500 shares of Series G Preferred Stock, with an aggregate stated value of $2,500,000. The Series F Preferred Stock became convertible into an aggregate of 12,500,000 shares of common stock and the Series G Preferred Stock became convertible into an aggregate of 12,500,000 shares of common stock on the date of issuance. The terms of the Series F Preferred Stock are set forth in a Certificate of Designation governing the Series F Preferred Stock filed with the Nevada Secretary of State and effective on February 15, 2022. The terms of the Series G Preferred Stock are set forth in a Certificate of Designation governing the Series G Preferred Stock filed with the Nevada Secretary of State and effective on February 15, 2022.

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Except as set forth in the Certificates of Designation governing the Series F Preferred Stock and Series G Preferred Stock, the shares of Series F Preferred Stock and Series G Preferred Stock do not have any voting rights except with respect to the sole proposal in this Proxy Statement. With respect to the Reverse Split, each share of Series F Preferred Stock is entitled to 3,998 votes on such proposal, and each share of Series G Preferred Stock is entitled to 500,000 votes on such proposal, which is referred to as supermajority voting, provided, that the votes by holders of Series G Preferred Stock will be counted in the same proportion as the aggregate votes cast by the holders of common stock who vote on such proposal at the Special Meeting. Except as set forth in the Certificates of Designation governing the Series F Preferred Stock and Series G Preferred Stock, the holders of Series F Preferred Stock and Series G Preferred Stock are not entitled to vote on any other matter. We had to provide the investors purchasing Series F Preferred Stock and Series G Preferred Stock these negotiated terms, including the supermajority voting, in order to provide necessary financing to the Company to fund its operations and to secure investors committed to voting for the Reverse Split. The shares of Series F Preferred Stock and Series G Preferred Stock are outstanding as of the Record Date for this Special Meeting.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company – An increase in our stock price may make our common stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect the Reverse Split, and thereby increase the price of our common stock, would give the Board the ability to address these issues if it is deemed necessary.

Improve the Perception of Our Common Stock as an Investment Security – The Board believes that effecting the Reverse Split is one potential means of increasing the share price of our common stock to improve the perception of our common stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our common stock, but also our market liquidity.

Certain Risks Associated with the Reverse Split

Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our common stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. The Reverse Split will reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, which will also have the effect of increasing the number of shares of common stock available for issuance. The issuance of additional shares of our common stock may have a dilutive effect on the ownership of existing stockholders. The current economic environment in which we operate, the debt we carry, along with otherwise volatile equity market conditions, could limit our ability to raise new equity capital in the future.

Effects of the Reverse Split

If our stockholders approve the proposed Reverse Split and the Board elects to effect the Reverse Split, our issued and outstanding shares of common stock, for example, would decrease at a rate of approximately one (1) share of common stock for every hundred (100) shares of common stock currently outstanding in a 1-for-100 split. The Reverse Split would be effected simultaneously for all of our common stock, and the exchange ratio would be the same for all shares of common stock. The Reverse Split would affect all of our stockholders uniformly and would not affect any stockholders’ percentage ownership interests in the Company, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. The Reverse Split would not affect the relative voting or other rights that accompany the shares of our common stock, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. Common stock issued pursuant to the Reverse Split would remain fully paid and non-assessable. The Reverse Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. We have no current plans to take the Company private. Accordingly, the Reverse Split is not related to a strategy to do so.

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In addition to the change in the number of shares of common stock outstanding, the Reverse Split would have the following effects:

Increase the Per Share Price of our Common Stock – By effectively condensing a number of pre-split shares into one share of common stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain. The Board may utilize the Reverse Split as part of its plan to maintain the required minimum per share price of the common stock under the Nasdaq listing standards.

Increase in the Number of Shares of Common Stock Available for Future Issuance – By reducing the number of shares outstanding without reducing the number of shares of available but unissued common stock, the Reverse Split will increase the number of authorized but unissued shares. The Board believes the increase is appropriate for use to fund the future operations of the Company. Although the Company does not have any pending acquisitions for which shares are expected to be used, the Company may also use authorized shares in connection with the financing of future acquisitions.

The following table contains approximate information relating to our common stock, based on share information as of the Record Date:

		After the Reverse Split (1)
	Current	If Minimum 1:100 Ratio is Selected	If Maximum 1:200 Ratio is Selected
Authorized common stock	200,000,000	200,000,000	200,000,000

Common Stock issued and outstanding as of the Record Date	129,300,090	1,293,001	646,500
Reserved for Issuance (2)	70,599,907	705,999	353,000
Total	199,899,997	1,999,000	999,500
Available for Issuance	100,003	198,001,000	199,000,500

(1)	Does not take into account that fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole number.
(2)	Includes shares of common stock reserved for issuance (i) upon the exercise of currently exercisable warrants and options; (ii) pursuant to awards granted under the Company’s 2016 Equity Incentive Plan and 2018 Equity Incentive Plan; and (iii) upon the conversion of Series F Preferred Stock and Series G Preferred Stock.

Although the Reverse Split would not have any dilutive effect on our stockholders, the Reverse Split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving the Board an effective increase in the authorized shares available for issuance, in its discretion. The Board from time to time may deem it to be in the best interests of the Company to enter into transactions and other ventures that may include the issuance of shares of our common stock. If the Board authorizes the issuance of additional shares subsequent to the Reverse Split, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the Reverse Split not been effected.

Require Adjustment to Currently Outstanding Securities Exercisable or Convertible into Shares of our Common Stock – The Reverse Split would effect a reduction in the number of shares of common stock issuable upon the exercise or conversion of our outstanding stock options and the exercise of our outstanding warrants in proportion to the Reverse Split ratio. The exercise price of outstanding options and warrants would increase, likewise in proportion to the Reverse Split ratio.

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Require Adjustment to the Number of Shares of Common Stock Available for Future Issuance Under our 2016 Equity Incentive Plan – In connection with any reverse stock split, the Board would also make a corresponding reduction in the number of shares available for future issuance under the foregoing plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under such plans.

Require Adjustment to the Number of Shares of Common Stock Available for Future Issuance Under our 2018 Equity Incentive Plan – In connection with any reverse stock split, the Board would also make a corresponding reduction in the number of shares available for future issuance under the foregoing plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under such plans.

In addition, the Reverse Split may result in some stockholders owning “odd lots” of less than one hundred (100) shares of common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Split is approved by our stockholders, the Board, in its sole discretion, would determine whether to implement the Reverse Split, taking into consideration the factors discussed above, and, if implemented, determine the ratio of the Reverse Split.

We would then file a Certificate of Amendment amending the Charter with the Secretary of the State of Nevada. The form of the Certificate of Amendment is attached to this Proxy Statement as Appendix A and is considered a part of this Proxy Statement. Upon the filing of the Certificate of Amendment, without any further action on our part or our stockholders, the issued shares of common stock held by stockholders of record as of the effective date of the Reverse Split would be converted into a lesser number of shares of common stock calculated in accordance with the Reverse Split ratio of any whole number between 1-for-100 and 1-for-200, at any time prior to December 31, 2022.

Effect on Beneficial Holders (i.e., Stockholders Who Hold in “Street Name”)

If the proposed Reverse Split is approved and effected, we intend to treat common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their customers holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split. If you hold shares of common stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Stockholders That are Registered on the Transfer Agent’s Books and Records but do not Hold Certificates)

Some of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Vstock Transfer, LLC. These stockholders do not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or fractional shares, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares (including fractional shares) of common stock held following the Reverse Split.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the product of: (i) the average of the closing prices of our common stock on the Nasdaq Capital Market for the five consecutive trading days immediately preceding the effective date of the Reverse Split and (ii) the reverse stock split factor chosen by the Board. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

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Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders may reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of our common stock would remain unchanged at $0.0001 per share, if the Reverse Split is effected.

The Company’s stockholders’ equity in its consolidated balance sheet would not change in total. However, the Company’s stated capital (i.e., $0.0001 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of common stock outstanding. Additional paid in capital would be increased by an equal amount, which would result in no overall change to the balance of stockholders’ equity.

Additionally, net income or loss per share for all periods would increase proportionately as a result of the Reverse Split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the Reverse Split.

Potential Anti-Takeover Effect

Even though the proposed Reverse Split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the Reverse Split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board and our stockholders.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights with respect to the Reverse Split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of a Reverse Stock Split

The following discussion is a summary of certain U.S. federal income tax consequences of the Reverse Split to the Company and to stockholders that hold shares of common stock as capital assets for U.S. federal income tax purposes. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and U.S. administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and differing interpretations. Changes in these authorities may cause the U.S. federal income tax consequences of the Reverse Split to vary substantially from the consequences summarized below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non−U.S. persons for U.S. federal income tax purposes, certain former citizens or long−term residents of the United States, insurance companies, tax−exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are partnerships or other pass−through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, traders that mark−to−market their securities, persons subject to the alternative minimum tax, persons who hold their shares of common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired their shares of common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of the Company’s common stock, you should consult your tax advisor regarding the tax consequences of the Reverse Split.

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The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”), regarding the federal income tax consequences of the Reverse Split. The state and local tax consequences of the Reverse Split may vary as to each stockholder, depending on the jurisdiction in which such stockholder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

Tax Consequences to the Company – We believe that the Reverse Split will constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Split. In addition, we do not expect the Reverse Split to affect our ability to utilize our net operating loss carryforwards.

Tax Consequences to Stockholders – Stockholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split, except to the extent of any cash received in lieu of a fractional share of common stock (which fractional share will be treated as received and then exchanged for cash). Each stockholder’s aggregate tax basis in the common stock received in the Reverse Split, including any fractional share treated as received and then exchanged for cash, should equal the stockholder’s aggregate tax basis in the common stock exchanged in the Reverse Split. In addition, each stockholder’s holding period for the common stock it receives in the Reverse Split should include the stockholder’s holding period for the common stock exchanged in the Reverse Split.

In general, a stockholder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis allocable to the fractional share. Any capital gain or loss will generally be long term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain stockholders who own more than a minimal amount of common stock (generally more than 1%) or who exercise some control over the affairs of the Company. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth herein regarding the proposed Reverse Split except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon the Reverse Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Nevada of the Certificate of Amendment to the Charter, even if the authority to effect the Reverse Split has been approved by our stockholders at the Special Meeting. By voting in favor of the Reverse Split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, the Reverse Split if it should so decide, in its sole discretion, that such action is in the best interests of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE CHARTER TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF ANY WHOLE NUMBER BETWEEN 1-FOR-100 AND 1-FOR-200, AT ANY TIME PRIOR TO DECEMBER 31, 2022, THE IMPLEMENTATION AND TIMING OF WHICH SHALL BE SUBJECT TO THE DISCRETION OF THE BOARD

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OTHER PROPOSED ACTIONS

The Special Meeting is called for the purposes set forth in the Notice. The Board does not know of any other matters to be considered by the stockholders at the Special Meeting other than the matters described in the Notice. However, the enclosed proxy confers discretionary authority on the persons named in the proxy card with respect to matters that may properly come before the Special Meeting and that are not known to the Board at the date this Proxy Statement was printed. It is the intention of the persons named in the proxy card to vote in accordance with their best judgment on any such matter.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits a single copy of the proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate copy of the proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the proxy statement wishes to receive a single copy of the proxy statement in the future, that stockholder should contact their broker or send a request to ToughBuilt Industries, Inc. 25371 Commerce Centre Drive, Suite 200, Lake Forest, CA 92630 Attn: Chief Financial Officer; Telephone (949) 528-3100.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

Our last annual meeting was held on June 11, 2021 (the “2021 Annual Meeting”). Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2022 Annual Meeting of Stockholders by submitting their proposals in writing to our Chief Financial Officer in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders, our Chief Financial Officer must have received the written proposal at our principal executive offices no later than December 1, 2021. However, if we hold our 2022 Annual Meeting of Stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2021 Annual Meeting, we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Proposals should be addressed to the Chief Financial Officer at our executive offices.

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Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an Annual Meeting is business that is:

•	specified in our proxy materials for such meeting;

•	otherwise properly brought before the meeting by or at the direction of our Board; or

•	properly brought before the meeting by a stockholder of record entitled to vote at the Annual Meeting who has delivered timely written notice to our Chief Financial Officer, which notice must contain the information specified in our bylaws.

To be timely for our 2022 Annual Meeting of Stockholders, our Chief Financial Officer must have received the written notice at our principal executive offices by January 14, 2022. However, if the Company’s 2022 Annual Meeting is changed by more than 30 days from the date of the 2021 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials, which we deem to be no later than the:

•	90th day before such Annual Meeting; or

•	10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at the 2022 Annual Meeting does not appear to present his, her or its proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Stockholder Communications to the Board

Stockholders and other interested parties may communicate with the Board by writing to the Chief Financial Officer, ToughBuilt Industries, Inc., 25371 Commercentre Drive, Suite 200, Lake Forest, CA 92630. Communications intended for a specific director or directors should be addressed to their attention to the Chief Financial Officer at the address provided above. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Chief Financial Officer, in his discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

AVAILABILITY OF MATERIALS

Our 2020 Annual Report, including the financial statements and financial statement schedules, has been filed with the SEC and provides additional information about us, which is incorporated by reference herein. It is available on the internet at www.toughbuilt.com and is available in paper form (other than exhibits thereto) by first class mail or other equally prompt means to beneficial owners of our common stock, without charge, upon written request to the Chief Financial Officer, ToughBuilt Industries, Inc., 25371 Commercentre Drive, Suite 200, Lake Forest, CA 92630. In addition, it is available to beneficial and record holders of our common stock at www.proxyvote.com.

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APPENDIX A

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

TOUGHBUILT INDUSTRIES, INC.

ToughBuilt Industries, Inc., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “Corporation”), hereby certifies as follows:

1.            The name of the Corporation is ToughBuilt Industries, Inc. (the “Corporation”).

2.            Article 3 of the Corporation’s Articles of Incorporation, as amended, is amended and restated in its entirety to read as follows:

“Article 3. The total number of shares of capital stock which the Corporation shall have authority to issue is 205,000,000, which (i) 200,000,000 shall be designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share. As of the effective date of the filing of the Certificate of Amendment containing this amendment with the Secretary of State of the State of Nevada, every [____]1 (the “Reverse Split Factor”) outstanding shares of Common Stock shall without further action by the corporation or the holder thereof be combined into and automatically become one share of Common Stock (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. A stockholder of record who otherwise would be entitled to receive fractional shares will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares in an amount equal to the product obtained by multiplying such fractional share of Common Stock by the Reverse Split Factor times the average closing price per share of Common Stock on the securities trading market on which the shares were traded for the five trading days immediately preceding the effective date of this amendment to the Articles of Incorporation, as amended.”

3.       Except as set forth in this Certificate of Amendment of Articles of Incorporation, the Articles of Incorporation, as amended, remains in full force and effect.

IN WITNESS WHEREOF, ToughBuilt Industries, Inc. has caused this Certificate of Amendment of Articles of Incorporation to be signed by Michael Panosian, a duly authorized officer of the Corporation, on [__________] [__], 2022.

By:
Name: Michael Panosian
Title: Chief Executive Officer

1	The Board of Directors will have the discretion to effect the Reverse Split at a ratio of any whole number between 1-for-100 and 1-for-200.

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SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TBLT2022SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68936-S42045

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOUGHBUILTINDUSTRIES, INC.

The Board of Directors recommends that you vote FOR the proposal below:

	For	Against	Abstain
1. Approval to amend the Articles of Incorporation to effect a reverse stock split of the Company's outstanding shares of common stock by a ratio of any whole number between 1-for-100 and 1-for-200, at any time prior to December 31, 2022, at the discretion of the Board of Directors.	[ ]	[ ]	[ ]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D68937-S42045

TOUGHBUILT INDUSTRIES, INC.
Virtual Special Meeting of Stockholders
1:00 p.m. (PT) on April 1, 2022
This Proxy is Solicited by the Board of Directors

The stockholder(s) of ToughBuilt Industries, Inc. hereby appoint(s) Michael Panosian and Martin Galstyan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ToughBuilt Industries, Inc. that the stockholder(s) is/are entitled to vote at the Company's Special Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/TBLT2022SM, at 1:00 p.m. (PT) on Friday, April 1, 2022, and any adjournment or postponement of the meeting. **This proxy, when properly executed, will be voted in the manner directed herein by the stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

Continued and to be signed on reverse side